Exhibit 21.1

SUBSIDIARIES OF TRINSEO S.A.

AS OF FEBRUARY 22, 2019

ENTITY NAME	JURISDICTION
Trinseo Luxco S.à r.l.	Luxembourg
Trinseo Holding S.à r.l.	Luxembourg
Trinseo Materials S.à r.l.	Luxembourg
Trinseo Materials Operating S.C.A.	Luxembourg
Trinseo Finance Luxembourg S.à r.l.	Luxembourg
Trinseo Belgium BVBA	Belgium
Trinseo Suomi Oy	Finland
Trinseo France S.A.S.	France
Trinseo Deutschland GmbH	Germany
Trinseo Deutschland Anlagengesellschaft mbH	Germany
Styron Hellas M.EPE	Greece
Trinseo Finance Ireland Unlimited Company	Ireland
Trinseo Finance Holdings Ireland Unlimited Company	Ireland
A.P.I. Applicazioni Plastiche Industriali S.p.A.	Italy
Trinseo Italia S.R.L.	Italy
Trinseo Holding B.V.	The Netherlands
Trinseo Netherlands B.V.	The Netherlands
Trinseo Spain, S.L.	Spain
Trinseo Sverige AB	Sweden
Trinseo Europe GmbH	Switzerland
Trinseo Export GmbH	Switzerland
Trinseo Kimya Ticaret Limited Şirketi	Turkey
Trinseo UK Limited	United Kingdom
Trinseo Polymers (Zhangjiagang) Company Limited	China
Trinseo (Hong Kong) Limited	Hong Kong
Trinseo Materials (Hong Kong) Limited	Hong Kong
Trinseo India Trading Private Limited	India
PT Trinseo Materials Indonesia	Indonesia
Trinseo Japan Y.K.	Japan
Trinseo Korea Ltd.	Korea
Trinseo Holdings Asia Pte. Ltd.	Singapore
Trinseo Singapore Pte. Ltd.	Singapore
Taiwan Trinseo Limited	Taiwan
Trinseo Canada ULC	Canada – Nova Scotia
Trinseo de México S. de R.L. de C.V.	Mexico
Trinseo Services de México, S. de R.L. de C.V.	Mexico
Trinseo Materials Finance, Inc.	United States – Delaware
Trinseo U.S. Holding, Inc.	United States – Delaware
Trinseo LLC	United States – Delaware
Trinseo U.S. Receivables Company SPV LLC	United States – Delaware
Americas Styrenics LLC 1	United States – Delaware

1 Represents a joint venture company of which the registrant indirectly owns 50% of the voting equity.